Exhibit 4.1

Certificate Number Class Par Value Date of Issue Number of Shares A British Columbia Business Corporations Act Company THIS CERTIFIES THAT TRANSFER OF THESE SHARES IS RESTRICTED (the “Company”) is the registered holder of the number and class of shares noted above, such shares being fully paid up and non - assessable in the capital of the Company, and subject to the Notice of Articles and Articles of the Company, transferable on the books of the Company by the registered holder in person, or by Attorney duly authorized in writing, upon surrender of this Certificate properly endorsed. IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized signatory. Signature of Authorized Signatory Name and Title (e.g. Director) LORENZO DEVELOPMENTS INC.